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                                                                      Exhibit 11
                        Sidley Austin Brown & Wood LLP
                               875 Third Avenue
                           New York, New York 10022
                           Telephone: (212) 906-2000
                              Fax: (212) 906-2021
                                                               November 9, 2001

MuniYield California Insured Fund II, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey 08536

Ladies and Gentlemen:

     We have acted as counsel for MuniYield California Insured Fund II, Inc. (the "Fund") in connection with the proposed acquisition by the Fund of substantially all of the assets and the assumption by the Fund of substantially all of the liabilities of MuniYield California Insured Fund, Inc. ("California Insured"), in return solely for newly issued shares of common stock and shares of two newly created series of auction market preferred stock of the Fund (collectively the "Reorganization"). This opinion is furnished in connection with the Fund's Registration Statement on Form N-14 under the Securities Act of 1933, as amended (File No. 333-70642) (the "Registration Statement"), relating to shares of common stock and auction market preferred stock of the Fund, each par value $0.10 per share (the "Stocks"), to be issued in the Reorganization.

     As counsel for the Fund, we are familiar with the proceedings taken by it and to be taken by it in connection with the authorization, issuance and sale of the Stocks. In addition, we have examined and are familiar with the Articles of Incorporation of the Fund, the By-Laws of the Fund, and such other documents as we have deemed relevant to the matters referred to in this opinion.

     Based upon the foregoing, we are of the opinion that subsequent to the approval of the Agreement and Plan of Reorganization among the Fund and California Insured set forth in the proxy statement and prospectus constituting a part of the Registration Statement (the "Proxy Statement and Prospectus"), the Stocks, upon issuance in the manner referred to in the Registration Statement, for consideration not less than the par value thereof, will be legally issued, fully paid and non-assessable shares of common stock or auction market preferred stock, as the case may be, of the Fund.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement and Prospectus constituting a part thereof.

                                        Very truly yours,

                                        /s/ Sidley Austin Brown & Wood LLP